PAYDOWN ADDENDUM TO BUSINESS FINANCING AGREEMENT AND
                        AGREEMENT FOR WHOLESALE FINANCING
                   (Credit for Inventory Financed by DFS Only)

     This Addendum is made to (i) that certain Business Financing Agreement executed on the 31st day August, 2000, between ePlus Technology, inc. ("Dealer") and Deutsche Financial Services Corporation ("DFS"), as amended ("BFA") and (ii) that certain Agreement for Wholesale Financing between Dealer and DFS dated September 8, 2000, as amended ("AWF").

      FOR VALUE RECEIVED, DFS and Dealer agree as follows:

      1. Section 3.2 of the BFA is hereby amended to read as follows, and, to the extent applicable, the following provision shall also amend the AWF (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

          "3.2 Available Credit; Paydown. On receipt of each Schedule, DFS will credit Dealer with such amount as DFS may deem advisable up to the remainder of (a) the sum of (i) Ninety Percent (90%) of the net amount of the eligible Government Accounts listed in such Schedule plus (ii) Eighty-Five Percent (85%) of the net amount of the eligible Non-Government Accounts listed in such Schedule (the applicable percentage set forth in (a)(i) and (a)(ii) is hereinafter referred to as the "Advance Rate"), minus (b) the amount of Dealer's SPP Deficit (as defined below) under Dealer's Agreement for Wholesale Financing
          (the 'AWF') with DFS as in effect from time to time (the 'Available Credit').

          Dealer's 'SPP Deficit' shall mean the amount, if any, by which Dealer's total current outstanding indebtedness to DFS under the AWF as of the date of the Inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report. Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to DFS of a new Inventory Report. Dealer will forward to DFS by the tenth (10th) day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price of all of Dealer's inventory financed by DFS under the AWF that is unsold and in Dealer's possession and control as of the date of the Inventory Report.

          The term Inventory Value is defined herein to mean One Hundred Percent (100%) of the total aggregate wholesale invoice price of all of Dealer's inventory financed by DFS under the AWF that is unsold and in Dealer's possession and control as of the date of the Inventory Report and to the extent that DFS has a first priority, fully perfected security interest therein.

          In addition, if Dealer's outstanding loans under Dealer's accounts receivable credit facility as set forth in Section 2.1 of this Agreement at any time exceed Dealer's Available Credit, Dealer will immediately pay to DFS an amount not less than the difference between
          (i) Dealer's outstanding loans under Dealer's accounts receivable credit facility as set forth in Section 2.1 of this Agreement, and
          (ii) Dealer's Available Credit.

          Furthermore, as an amendment to the AWF, in the event Dealer's SPP Deficit exceeds at any time (a) the Advance Rate multipled by the net amount of Dealer's eligible Accounts, minus (b) Dealer's outstanding loans under Dealer's accounts receivable credit facility as set forth in Section 2.1 of this Agreement, Dealer will immediately pay to DFS, as a reduction of Dealer's total current outstanding indebtedness to DFS under the AWF, the difference between (i) Dealer's SPP Deficit, and (ii) (a) the Advance Rate multipled by the net amount of Dealer's eligible Accounts minus (b) Dealer's outstanding loans under Dealer's accounts receivable credit facility as set forth in Section 2.1 of this Agreement. DFS will loan Dealer, on request, such amount so credited or a part thereof as requested provided that at no time will such outstanding loans exceed Dealer's maximum accounts receivable credit facility as set forth in Section 2.1 of this Agreement. No advances or loans need be made by DFS if Dealer is in Default."

     2. The following paragraph is incorporated into the AWF and BFA as if fully and originally set forth therein:



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

          "Dealer will at all times maintain:

          (a) a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Four Million Five Hundred Thousand Dollars ($4,500,000); and

          (b) a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than Six and One Half to One (6.5:1.0).

          For purposes of this paragraph: (i) 'Tangible Net Worth' means the book value of Dealer's assets less liabilities, excluding from such assets all Intangibles; (ii) 'Intangibles' means and includes general intangibles (as that term is defined in the Uniform Commercial Code); accounts receivable and advances due from officers, directors, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; and such other similar items as DFS may from time to time determine in DFS' sole discretion; (iii) 'Debt' means all of Dealer's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; and
     (iv) 'Subordinated Debt' means all of Dealer's Debt which is subordinated to the payment of Dealer's liabilities to DFS by an agreement in form and substance satisfactory to DFS. The foregoing terms will be determined in accordance with generally accepted accounting principles consistently applied, and, if applicable, on a consolidated basis."

          All other terms and provision of the BFA and AWF, to the extent consistent with the foregoing, are hereby ratified and will remain unchanged and in full force and effect.

          IN WITNESS WHEREOF, Dealer and DFS have both read this Paydown Addendum to the Business Financing Agreement and Agreement for Wholesale Financing, understand all the terms and provisions hereof and agree to be bound thereby and subject thereto as of this ___ day of August, 2000.

                                          ePlus Technology, inc.

Attest:
                                         By:/s/ PHILLIP G. NORTON
                                            ------------------------------------

/s/ KLEYTON L. PARKHURST                 Title:_________________________________
------------------------
(Assistant) Secretary

Kleyton L. Parkhurst                     DEUTSCHE FINANCIAL SERVICES CORPORATION
Senior Vice President
Secretary and Treasurer                  By:____________________________________

                                         Title:_________________________________











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